Exhibit 1.1

AGENT ACCESSION LETTER

December 7, 2020

Wells Fargo Securities, LLC

550 South Tyron Street

Charlotte, North Carolina 28202

Attention: Transaction Management

Email: tmgcapitalmarkets@wellsfargo.com

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

Attention: Debt Capital Markets

Email: us.legal@scotiabank.com

Dear Ladies and Gentlemen:

Washington Gas Light Company, a District of Columbia and Virginia corporation (the “Company”), has previously entered into a Distribution Agreement, dated January 8, 2019 (the “Distribution Agreement”), between the Company and Truist Securities, Inc. (formerly known as BB&T Capital Markets, a division of BB&T Securities, LLC), as supplemented by that certain Agent Accession Letter, dated September 10, 2019, among the Company, MUFG Securities Americas Inc., TD Securities (USA) LLC, CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P. (collectively, the “Existing Agents”), with respect to the proposed issue and sale by the Company of up to $725,000,000 aggregate principal amount of its Medium-Term Notes, Series L (the “Notes”). The Company proposes to issue the Notes under its Indenture, as supplemented (the “Indenture”), dated as of September 1, 1991, with The Bank of New York Mellon, as trustee (the “Indenture Trustee”). The Distribution Agreement permits the Company to appoint one or more additional persons to act as Agent with respect to the Notes, on terms substantially the same as those contained in the Distribution Agreement. A copy of the Distribution Agreement, including the Procedures with respect to the issuance of the Notes attached thereto as Exhibit A, is attached hereto.

In accordance with Section 2(c) of the Distribution Agreement, we hereby confirm that, with effect from the date hereof, each of you shall become a party to, and an Agent under, the Distribution Agreement, vested with all the authority, rights and powers, and subject to all duties and obligations of an Agent as if originally named as such under the Distribution Agreement.

Except as otherwise expressly provided herein, all terms used herein which are defined in the Distribution Agreement shall have the same meanings as in the Distribution Agreement. Your obligation to act as Agent hereunder shall be subject to you having received copies of the most recent documents (including any prior documents referred to therein) previously delivered to the Existing Agents pursuant to Sections 4 and 5 of the Distribution Agreement and letters from the counsel referred to in Section 5 of the Distribution Agreement and the Company’s prior independent auditors that audited the Company’s financial statements for the fiscal year ended September 30, 2018 and the Company’s current independent auditors, in each case, entitling you to rely on their respective opinions and comfort letters delivered pursuant to the Distribution Agreement (to the extent such opinions and comfort letters do not, by their terms permit you as an Additional Agent to rely on them).

By your signature below, you confirm that such documents are to your satisfaction. For purposes of Schedule I of the Distribution Agreement, you confirm that your notice details are as set forth immediately beneath your signature.

Each of the parties to this letter agrees to perform its respective duties and obligations specifically provided to be performed by each of the parties in accordance with the terms and provisions of the Distribution Agreement and the Procedures, as amended or supplemented hereby.

Notwithstanding anything in the Distribution Agreement to the contrary, except as otherwise provided in a Terms Agreement with respect to a particular offering of Notes, the obligations of each of the Existing Agents and the Additional Agents under Section 8 of the Distribution Agreement are several and not joint, and in no case shall any Existing Agents or Additional Agent (except as may be provided in any agreement among them) be responsible under Section 8(d) of the Distribution Agreement to contribute any amount in excess of the commissions received by such Existing Agents or Additional Agent from the offering of the Notes.

This letter will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. This letter may be executed in one or more counterparts and the executed counterparts taken together shall constitute one and the same agreement.

If the foregoing correctly sets forth the agreement among the parties hereto, please indicate your acceptance hereof in the space provided for that purpose below.

[Signature Pages Follow]

Very truly yours,

Washington Gas Light Company

By:	/s/ Douglas I. Bonawitz
	Name:	Douglas I. Bonawitz
	Title:	Senior Vice President, Chief Financial
Officer and Treasurer

[Signature Page to Agent Accession Letter]

CONFIRMED AND ACCEPTED, as of the date first above written

Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

Scotia Capital (USA) Inc.

By:	/s/ Elsa Wang
	Name:	Elsa Wang
	Title:	Managing Director & Head

[Signature Page to Agent Accession Letter]